Exhibit 99.2

Celladon Corporation Secures $25 Million Credit Facility From Hercules Growth Capital

SAN DIEGO, Aug. 1, 2014 — Celladon Corporation (Nasdaq:CLDN), a clinical-stage biotechnology company applying its leadership position in the field of gene therapy and calcium dysregulation, today announced that it has entered into a credit facility with Hercules Technology Growth Capital, Inc. (NYSE:HTGC) and its affiliate lenders. The credit facility provides for up to $25 million of loans.

Celladon drew a first tranche of $10 million at the closing of the new credit facility. A second tranche of up to $15 million can be drawn, at Celladon’s option, prior to May 31, 2015. This option may be exercised if data from the ongoing Phase 2b trial of MYDICAR supports the continued development of MYDICAR for its Breakthrough Therapy indication to either a Phase III study or registration for approval, as reasonably determined by Celladon’s senior management and board of directors. MYDICAR has received Breakthrough Therapy designation from the FDA for reducing hospitalization for heart failure in Nab-negative NYHA class III or class IV heart failure patients who are not in immediate need of a left ventricular assist device or heart transplant. Celladon expects to report results from the Phase 2b trial in April 2015.

Celladon plans to use the proceeds from the credit facility to provide additional funding for the development of MYDICAR, for other development programs in its pipeline, and for general corporate purposes. Further information with respect to the loan arrangement with Hercules will be contained in a Current Report on Form 8-K to be filed by August 6, 2014 by Celladon with the Securities and Exchange Commission.

“This credit facility with Hercules will provide additional funding in support of our rapidly advancing pipeline,” commented Paul Cleveland, President and Chief Financial Officer of Celladon. “It demonstrates our conviction that MYDICAR could represent a breakthrough in the treatment of advanced heart failure, and it also represents a vote of confidence in our company by Hercules.”

About Celladon

Celladon is a clinical-stage biotechnology company applying its leadership position in the field of gene therapy and calcium dysregulation to develop novel therapies for diseases with tremendous unmet medical needs. MYDICAR, the Company’s most advanced product candidate, uses gene therapy to target SERCA2a, which is an enzyme that becomes deficient in patients with heart failure. Celladon recently completed enrollment of a 250 patient Phase 2b trial evaluating the efficacy of MYDICAR in reducing the frequency of, or delaying heart failure-related hospitalizations. This randomized, double-blind, placebo-controlled, multinational trial is evaluating a single intracoronary infusion of MYDICAR versus placebo added to a maximal, optimized heart failure regimen in patients with New York Heart Association class III or IV symptoms of chronic heart failure due to systolic dysfunction. The Company has received Breakthrough Therapy designation from the FDA for this MYDICAR program and expects to report results from the Phase 2b trial in April 2015. In addition, Celladon has identified a number of potential first-in-class compounds addressing novel targets in diabetes and neurodegenerative diseases with its small molecule platform of SERCA2b modulators. For more information, please visit www.celladon.com.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE:HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.2 billion to over 270 companies and is a lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

The Company’s common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Senior Notes due July 2024, which trade on the NYSE under the symbols “HTGZ”, “HTGY,” and “HTGX,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to future events under the credit facility with Hercules, including Celladon’s ability to access the second tranche of funds under the facility, references to the expected timing of results of the Phase 2b data, plans for the use of the funds under the credit facility and references to the future of MYDICAR and Celladon’s other pipeline products. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the process of conducting product development activities and clinical trials and obtaining regulatory approval to commercialize product candidates, our reliance on third parties, the need to raise additional funding when needed in order to conduct our business, and the degree of market acceptance of MYDICAR by physicians, patients, third-party payors and others in the medical community. These and other risks and uncertainties are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Form 10-Q for the quarter ended March 31, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT: For further information, please contact:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

+1-858-432-7215

fwiklund@celladon.com